Exhibit 10.34

WAIVER

This Waiver, effective as of the Effective Time (as such term is defined in that certain Agreement and Plan of Merger by and between Riverview Financial Corp. (“Riverview”) and CBT Financial Corp. (“CBT”) dated April 19, 2017 (the “Merger Agreement”)), is executed by the undersigned, being a director and/or an employee (the “Undersigned”) of Riverview and/or Riverview Bank, a wholly owned subsidiary of Riverview (Riverview Bank and Riverview are collectively referred to herein as the “Riverview Entities” and individually as a “Riverview Entity”).

Background

A. The Undersigned is a party to those certain agreement(s) listed on as Exhibit A attached hereto (the “Impacted Agreement(s)”) with one or more of the Riverview Entities, under which the Undersigned was granted certain benefits in exchange for his service with one or more of the Riverview Entities.

B. Riverview and CBT have entered into the Merger Agreement pursuant to which Riverview and CBT will merge (the “Merger”) with Riverview surviving, and as a result of which Riverview shareholders prior to the Merger will own approximately 54% of the surviving corporation and CBT shareholders will own approximately 46% of the surviving corporation.

C. The Impacted Agreement(s) grants the Undersigned certain rights in the event of a “Change in Control” or “Change of Control”, as defined therein (the “Change in Control Provisions”). The Undersigned acknowledges that the Change in Control Provisions may be triggered upon consummation of the Merger.

D. As consideration for the Undersigned’s ongoing service or employment as a director and/or employee with one or more of the Riverview Entities after the Merger, the Undersigned desires to waive any and all rights he or she may have pursuant to the Change in Control Provisions of the Impacted Agreement(s) resulting from consummation of the Merger. In all other respects the Impacted Agreements shall remain unchanged. Agreements not listed on Exhibit A are not Impacted Agreements and shall remain unchanged whether or not they contain Change in Control Provisions.

NOW, THEREFORE, incorporating the above Background and INTENDING TO BE LEGALLY BOUND HEREBY, the Undersigned:

1. Hereby waives any and all rights he or she has or may have pursuant to the Change in Control Provisions of the Impacted Agreement(s) resulting from consummation of the Merger, which waiver shall have no effect on any prior transaction which may have triggered the Change in Control Provisions of the Impacted Agreement.

2. Hereby agrees that, in all other respects, the Impacted Agreements are ratified and confirmed, including, but not limited to, the Change in Control Provisions as they may apply, from time to time, after the Effective Time.

IN WITNESS WHEREOF, the parties have executed this Waiver as of the 21st day of June, 2017.

Witness:

/s/ Maureen Duzik	By: /s/ Kirk D. Fox
Name: Kirk D. Fox

Attest:	Riverview Financial Corp.

/s/ Kimberly J. Decker	By: /s/ Brett D. Fulk
Name: Brett D. Fulk
Title: President

EXHIBIT A

THE IMPACTED AGREEMENT(S)

Employment Agreement

Employee Deferred Comp. Agreement

Director Deferred Comp. Agreement

Supplemental Employee Retirement Plan Agreement